                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          PURITAN-BENNETT CORPORATION
- - --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- - --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                                LOGO - PURITAN
                                       -------
                                       BENNETT(R)

                          PURITAN-BENNETT CORPORATION

                   Notice of Annual Meeting of Stockholders

                                 June 20, 1995

     Notice is hereby given that the Annual Meeting of Stockholders of Puritan-Bennett Corporation will be held at the Overland Park Marriott, 10800 Metcalf Avenue, Overland Park, Kansas, on the 20th day of June, 1995, at 10:00 a.m., for the following purposes.

        1.  To elect two Class III directors to serve for a term of three years.

        2. To consider and vote upon a stockholder proposal as described in the attached Proxy Statement, if properly presented to the meeting.

        3. To transact such other business as may properly come before the meeting.

     A list of stockholders entitled to vote at the meeting will be available for inspection at the offices of the Company, 9401 Indian Creek Parkway, Suite 300, Overland Park, KS, during the ten days immediately preceding the date of the meeting.

     IN ORDER THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING IN THE EVENT YOU ARE NOT PRESENT IN PERSON, PLEASE SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

                                BY ORDER OF THE BOARD OF DIRECTORS

DANIEL C. WEARY                 BURTON A. DOLE JR.
Secretary                       Chairman, President and
                                Chief Executive Officer

Overland Park, Kansas
May 19, 1995

- - --------------------------------------------------------------------------------
                          Puritan-Bennett Corporation
                           9401 Indian Creek Parkway
                                   Suite 300
                          Overland Park, Kansas 66210
                                (913) 661-0444
- - --------------------------------------------------------------------------------

                              Proxy Statement for
                        Annual Meeting of Stockholders
                           To Be Held June 20, 1995

     The enclosed proxy is solicited by the Board of Directors of Puritan-Bennett Corporation ("the Company") for use at the Annual Meeting of Stockholders of the Company to be held at the Overland Park Marriott, 10800 Metcalf Avenue, Overland Park, Kansas, on June 20, 1995, at 10:00 a.m. The proxy may be revoked at any time before it is exercised. It is expected that this proxy statement and the proxy will be mailed to the stockholders on May 19, 1995.

     Only stockholders of record at the close of business on April 24, 1995 are entitled to vote at the Annual Meeting. At that date, the Company had outstanding and entitled to vote 12,624,547 shares of common stock, $1 par value. Each outstanding share entitles the record holder to one vote. Abstentions and broker nonvotes will be considered to be present for quorum purposes.

ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, elected for terms of three years and until their successors are elected and qualified. At the meeting two Class III directors are to be elected. The proxies named in the accompanying proxy intend to vote for the election of Mr. McDonnell and Dr. Larson. In the event the nominees should become unavailable, which is not anticipated, the proxies will be voted for such substitute nominees as may be nominated by the Board of Directors. The two nominees for election as Class III directors who receive the greatest number of votes cast for election of directors at the meeting, a quorum being present, shall be elected directors of the Company. Abstentions, broker nonvotes and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes.

INFORMATION CONCERNING NOMINEES

     The following table sets forth information with respect to the nominees to the Board of Directors:

Class III

[PHOTO OF THOMAS A. MCDONNELL]

THOMAS A. MCDONNELL (49)
Member of Compensation and Audit Committees

Served as director since April 1994. Mr. McDonnell has served as Vice Chairman of the Board and Chief Executive Officer of DST Systems, Inc. ("DST"), a provider of data processing based services to the financial industry, since October 1984. He has served as President of DST from 1973 until October 1984 and from March 1987 to the present, and has been its Treasurer since 1973. Mr. McDonnell has been Executive Vice President of Kansas City Southern Industries, Inc. (KCSI), a holding company and parent of DST, since February 1987, and a member of the Office of the Chief Executive of KCSI since 1989. He is a director of KCSI, Informix Software, Inc., The Continuum Corporation, BHA Group, Inc. and First of Michigan Capital Corp.

[PHOTO OF C. PHILIP LARSON JR., M.D.]

C. PHILIP LARSON JR., M.D. (61)
Member of Technology and Quality and Regulatory Affairs Committees

Served as director since February 1988. From 1972 to 1994 Dr. Larson was Professor of Anesthesia and Neurosurgery at Stanford University School of Medicine. In 1994 Dr. Larson retired from Stanford University School as a Professor-Emeritus and accepted a full time post as Professor of Anesthesiology at UCLA School of Medicine, Los Angeles. Dr. Larson is a member of the Editorial Boards of Current Reviews in Clinical Anesthesia and the Journal of Clinical Anesthesiology; is a consultant to the Anesthetic and Life Support Drugs Advisory Committee of the Food and Drug Administration; is on the Board of Directors of the Anesthesiologists Professional Assurance Company; and is a member of the Puritan-Bennett Corporation Medical Advisory Board.

INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE

     The following table sets forth information with respect to the directors who are continuing in office for the respective periods indicated and until their successors are elected and qualified.

                              TERM EXPIRING 1996

Class I

[PHOTO OF FRANK P. WILTON]

FRANK P. WILTON (65)
Member of Audit, Quality and Regulatory Affairs and Pension Committees

Served as a director since January 1987. Since 1972, Mr. Wilton has served as Chairman, President and Chief Executive Officer of Ethox Corp., a manufacturer of sterile disposable medical products. Mr. Wilton currently serves as a director of Chase Investment Council Corp.

[PHOTO OF BURTON A. DOLE JR.]

BURTON A. DOLE JR. (57)
Chairman of the Board, President, Chief Executive Officer and Member of the Technology Committee

Served as Chairman of the Board, President and Chief Executive Officer since April 1986, President and Chief Executive Officer from 1980-1986. Mr. Dole also currently serves as Vice President of the Anesthesia Patient Safety Foundation, a director of the Health Industry Manufacturers Association and a director of the New England Mutual Life Insurance Company.

[PHOTO OF CHARLES A. DUBOC]

CHARLES A. DUBOC (72)
Member of Compensation and Pension Committees

Served as director since February 1988. Since April 1985 Mr. Duboc has been a private investor. Prior to April 1985 he was Chairman of the Board and Chief Executive Officer of The Western Casualty and Surety Company, a casualty insurance company.

                              TERM EXPIRING 1997
Class II

[PHOTO OF DANIEL C. WEARY]

DANIEL C. WEARY (67)
Secretary and Member of Compensation and Pension Committees

Served as director since 1968; partner in Blackwell Sanders Matheny Weary & Lombardi L.C., a law firm retained by the Company as general counsel.

[PHOTO OF ANDRE F. MARION]

ANDRE F. MARION (59)
Member of Compensation, Audit and Quality and Regulatory Affairs Committees

Served as director since February 1988. In 1981 Mr. Marion was a founder of Applied Biosystems, Inc., a supplier of instrumentation for biotechnology research, and served as Chairman of the Board and Chief Executive Officer until February 18, 1993 at which time it merged with the Perkin Elmer Corporation, a manufacturer of analytical instruments, from which he retired as a Vice President and President of its Applied Biosystems Division. Mr. Marion is presently a consultant to technology companies. Mr. Marion is a director of Cygnus Therapeutic Systems Inc. and Applied Imaging Corporation.

     The Board of Directors of the Company held eight meetings during the last fiscal year. No director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of the Board on which he served.

     The Board has an Audit Committee, Compensation Committee, Pension Committee, Quality and Regulatory Affairs Committee and Technology Committee. The Board does not have a nominating committee.

     Messrs. Wilton, Marion and McDonnell served as members of the Audit Committee, which held two meetings during the last fiscal year. The Audit Committee annually recommends to the Board the appointment of independent auditors of the Company and its subsidiaries, reviews the scope of audits, determines the duties and responsibilities of, and reviews the annual program for, the internal auditing staff, and receives and takes action deemed appropriate with respect to audit reports submitted.

     Messrs. Duboc, McDonnell, Marion and Weary served as members of the Compensation Committee which held six meetings during the last fiscal year. The Compensation Committee reviews and makes recommendations to the Board with respect to compensation programs affecting the Company and its subsidiaries, approves compensation to be paid to the officers of the Company and administers the 1988 Employee Stock Benefit Plan.

     Dr. Larson and Messrs. Wilton and Marion served as members of the Quality and Regulatory Affairs Committee, which held one meeting during the last fiscal year. This committee monitors the quality and regulatory compliance activities of the Company.

     Dr. Larson and Mr. Dole served as members of the Technology Committee, which did not hold any meetings during the last fiscal year. This committee assists and advises the Board on trends in technology as they relate to the Company's activities.

     Messrs. Wilton, Duboc and Weary served as members of the Pension Committee, which held three meetings during the last fiscal year. This committee meets with investment advisors, and monitors the activities, of the Company's Pension Plan and Trust.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

     To the knowledge of the Company, the beneficial ownership of the common stock of the Company as of April 24, 1995 held by holders of more than 5% of the outstanding common stock of the Company was as follows:

                     Name and Address of                     Number            Percent of
                      Beneficial Owner                      of Shares            Class
                      ----------------                      ---------            -----
First Pacific Advisors, Inc...........................      1,266,500/1/         10.0%
11400 West Olympic Blvd.
Suite 1200
Los Angeles, California

Capital Research and Management Company ..............        663,600/2/          5.3%
333 South Hope Street
Los Angeles, California

/1/Beneficial owner had, as of December 31, 1994, shared voting power over 375,500 shares and shared dispositive power over 1,266,500 shares (based on filing with the Securities and Exchange Commission dated February 13, 1995).

/2/Capital Research and Management Company, a registered investment advisor, and an operating subsidiary of The Capital Group Companies, Inc., exercised as of December 31, 1994, investment discretion with respect to 663,600 shares, or 5.3% of the outstanding shares of the class, which were owned by various institutional investors. Said subsidiary has no power to direct the vote of the above shares (based on filing with the Securities and Exchange Commission dated February 8, 1995).

     American Express Trust Company (formerly IDS Trust Company), Minneapolis, Minnesota, as trustee under the Puritan-Bennett Retirement Savings & Stock Ownership Plan for the Company's employees, held 622,469 shares of the common stock on December 31, 1994. Shares held by the trustee on account of each of the participating employees will be voted by the trustee in accordance with written instructions from the participants and where no instructions have been received or with respect to unallocated shares, as the Benefits Administration Committee of the Company shall determine.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following information is given as to the Chief Executive Officer and the four other most highly paid executive officers of the Company for services rendered in all capacities during the fiscal year ended January 31, 1993 ("fiscal '93"), the fiscal year ended January 31, 1994 ("fiscal '94") and the fiscal year ended January 31, 1995 ("fiscal '95").

                          SUMMARY COMPENSATION TABLE

                             Annual Compensation/1/                        Long Term Compensation
                          --------------------------                   -------------------------------
                                                                        Restricted        Securities
Name and                                             Other Annual         Stock           Underlying        All Other
Principal Position     Year  Salary($)  Bonus($)    Compensation($)/2/  Award(s)($)/3/   Options/SARs(#)  Compensation($)/4/
- - ------------------     ----  ---------  --------    ---------------     -----------      ---------------  ---------------
BURTON A. DOLE JR.     1995  $337,506   $     --    $         --        $303,750           30,000            $4,174
 Chairman, President   1994   320,830     48,123              --              --           30,000             4,027
 and Chief Executive   1993   298,750    268,845              --              --           30,000             3,801
 Officer

JOHN H. MORROW         1995   227,504         --              --         151,875           15,000             3,976
 Executive Vice        1994   212,054     25,500              --              --           15,000             3,846
 President and Chief   1993   199,337    143,507              --              --           15,000             3,704
 Operating Officer

ROBERT L. DOYLE        1995   193,334         --              --          75,937            7,500             3,941
 Senior Vice President 1994   182,170     19,128              --              --            7,500             3,819
                       1993   167,333    108,336          20,888              --            5,000             3,582

THOMAS E. JONES        1995   183,338         --              --          81,000            8,000             3,928
 Senior Vice President 1994   170,840     58,748              --              --            7,500             3,807
                       1993   149,167    105,718           1,661              --            7,000             3,672

ALEXANDER R. RANKIN    1995   171,670         --              --          50,625            5,000             3,869
 Senior Vice President 1994   136,865     47,903              --          34,125           15,000             3,433
                       1993        --         --              --              --               --                --

- - ----------

/1/ Compensation deferred at election of executive includable in category and year earned.

/2/ Amounts in this column are above-market earnings on deferred compensation accounts maintained in trust accounts in a bank. Such amounts include investment earnings and additional amounts to be paid by the Company in future years based upon earnings and the participant's contributions during the year.

/3/ These shares have a four-year vesting period with 25% of the stock vesting on the first, second, third and fourth anniversary dates of the award. The holders have the right to vote and receive dividends on these shares. The value of the awards shown in the table was based on the market value of the shares as of the date of the grant. For each of the named executive officers, the number and value of the aggregate restricted stock holdings at the end of fiscal '95 was as follows: Mr. Dole, 15,000/$318,750; Mr. Morrow, 7,500/$159,375; Mr. Doyle, 3,750/$79,687.50; Mr. Jones, 4,000/$85,000; and
    Mr. Rankin 3,625/$77,031.25. These awards were granted in April of 1994 in order to motivate and retain senior management following a difficult year in which they were faced with uncommon challenges, shared by other manufacturers of critical care medical equipment, resulting from the combined effect of health care reform uncertainty and the increasingly demanding FDA regulatory environment focused on manufacturers of critical care devices.

/4/ Amounts in this column include Company matching contributions for fiscal '95 under the Company's 401(k) savings plan as follows: Mr. Dole, $3,460; Mr. Morrow, $3,364; Mr. Doyle, $3,329; Mr. Jones, $3,316; and Mr. Rankin, $3,257. The balance shown for fiscal '95 represents insurance premiums for term life insurance for the benefit of such executive officers.

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in fiscal '95 to the named executive officers.

                                                                                   Potential Realizable Value at Assumed
                                                                                  Annual Rates of Stock Price Appreciation
                                         Individual Grants                                   for Option Term/1/
                           ----------------------------------------------------   -----------------------------------------
                           Number of       % of Total
                           Securities     Options/SARs
                           Underlying      Granted to    Exercise or
                          Options/SARs    Employees in   Base Price   Expiration
Name                       Granted(#)/2/   Fiscal Year    ($/Sh)        Date         0%($)/3/   5%($)/4/   10%($)/4/
- - ----                       ----------      -----------    ------        ----         -----      -----      ------
BURTON A. DOLE JR.           30,000          14.0         $20.25       4/5/2004        0       $382,050   $968,190
JOHN H. MORROW               15,000           7.0          20.25       4/5/2004        0        191,025    484,095
ROBERT L. DOYLE               7,500           3.5          20.25       4/5/2004        0         95,513    242,048
THOMAS E. JONES               8,000           3.7          20.25       4/5/2004        0        101,856    258,184
ALEXANDER R. RANKIN           5,000           2.3          20.25       4/5/2004        0         63,675    161,365

- - ----------
/1/ Based on actual term and annual compounding.

/2/ Mr. Dole's option is exercisable for 15,000 shares on 4/5/95, 10,062 shares on 4/5/96 and 4,938 shares on 1/1/04. Mr. Morrow's option is exercisable for 7,500 shares on 4/5/95, 2,562 shares on 4/5/96 and 4,938 shares on 1/1/04.
    Mr. Doyle's option is exercisable for 2,723 shares on 1/1/99 and 4,777 shares on 1/1/00. Mr. Jones' option is exercisable for 3,156 shares on 1/1/98 and 4,844 shares on 1/1/99. Mr. Rankin's option is exercisable for 2,899 shares on 1/1/97 and 2,101 shares on 1/1/98. However, options may only be exercised as to shares exercisable during employment (except for death, total disability or retirement pursuant to Company retirement plans) and must be exercised within 90 days after termination of employment. All options become immediately exercisable for a period of 30 days preceding certain events that may result in a change of control or liquidation or sale of substantially all of the assets of the Company. The exercise price may be paid by delivery of already-owned shares and tax withholding obligations may be paid by offset of the underlying shares, subject to certain conditions.

/3/ No gain to the optionees is possible without an increase in stock appreciation, which will benefit all stockholders.

/4/ These amounts represent certain assumed rates of appreciation only and have no correlation to current or future market conditions.


            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES

     The following table provides information on options exercised in fiscal '95 by the named executive officers and the value of such officers' unexercised options at January 31, 1995.


                                                             NUMBER OF SECURITIES     VALUE OF UNEXERCISED IN-
                                                            UNDERLYING UNEXERCISED      THE-MONEY OPTIONS/
                                                           OPTIONS/SARS AT FY-END(#)    SARS AT FY-END($)/2/
                                                           -------------------------  ------------------------
                       SHARES ACQUIRED ON     VALUE
NAME                      EXERCISE(#)       REALIZED($)/1/  EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
- - ----                      -----------       -----------     -------------------------    -------------------------
BURTON A. DOLE JR.           None               None           137,177 /  76,723          $461,410  / $52,970
JOHN H. MORROW              10,000           $162,200           61,230 /  49,270           148,625  /  15,000
ROBERT L. DOYLE              None               None            21,812 /  21,682             2,248  /   7,500
THOMAS E. JONES              None               None            28,359 /  18,041            24,850  /   8,000
ALEXANDER R. RANKIN          None               None             4,395 /  15,605                 0  /   5,000

- - ----------
/1/ Market value of underlying securities at exercise, minus the exercise or base price.

/2/ Based on the closing stock price on January 31, 1995 of $21.25 per share, minus the exercise or base price.

PERFORMANCE GRAPHS

     The following graphs compare the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Common Stock with the cumulative total returns of the S&P 500 Index and the S&P Medical Products & Supplies Index for the two fiscal years ending December 31, 1990 and 1991, the thirteen month period ending January 31, 1993, the fiscal year ending January 31, 1994 (fiscal '94) and the fiscal year ending January 31, 1995 (fiscal '95) plus comparable returns for the seven fiscal years ending December 31, 1985 through 1991, the thirteen month period ending January 31, 1993, the fiscal year ending January 31, 1994 (fiscal '94) and the fiscal year ending January 31, 1995 (fiscal '95). The Company has presented ten-year and one-month data to provide a longer time perspective.

        61-MONTH CUMULATIVE TOTAL RETURN* PURITAN-BENNETT CORPORATION, THE S & P 500 INDEX AND THE S & P MEDICAL PRODUCTS & SUPPLIES INDEX

                         [GRAPH APPEARS HERE]

                                 Cumulative Total Return
                        -------------------------------------------

                        PURITAN                            S & P
Measurement period      BENNETT                           MEDICAL
(Fiscal year Covered)    CORP           S & P 500       PROD & SUPL
- - ---------------------   -------         ---------       -----------
Measurement PT -
12/89                   $ 100           $ 100           $ 100
FYE 12/90               $  95           $  97           $ 117
FYE 12/91               $ 100           $ 126           $ 192
FYE  1/93               $ 121           $ 137           $ 158
FYE  1/94               $  84           $ 155           $ 131
FYE  1/95               $  90           $ 156           $ 156




- - ----------
*$100 invested on 12/31/89 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31 from 1989-1991, January 31, thereafter.

       121-MONTH CUMULATIVE TOTAL RETURN* PURITAN-BENNETT CORPORATION, THE S & P 500 INDEX AND THE S & P MEDICAL PRODUCTS & SUPPLIES INDEX

                         [GRAPH APPEARS HERE]

                                  Cumulative Total Return
                        -------------------------------------------

                        PURITAN                            S & P
Measurement period      BENNETT                           MEDICAL
(Fiscal year Covered)    CORP           S & P 500       PROD & SUPL
- - ---------------------   -------         ---------       -----------
Measurement PT -
12/84                   $ 100           $ 100           $ 100
FYE 12/85               $ 217           $ 132           $ 158
FYE 12/86               $ 412           $ 156           $ 210
FYE 12/87               $ 540           $ 164           $ 225
FYE 12/88               $ 444           $ 192           $ 212
FYE 12/89               $ 687           $ 252           $ 291
FYE 12/90               $ 656           $ 245           $ 341
FYE 12/91               $ 687           $ 319           $ 558
FYE  1/93               $ 834           $ 346           $ 460
FYE  1/94               $ 579           $ 391           $ 381
FYE  1/95               $ 619           $ 393           $ 453


- - ----------
*$100 invested on 12/31/84 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31 from 1984-1991, January 31, thereafter.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is intended to provide a total compensation package that will be competitive, motivate, reward superior performance and retain key executives. The Company's compensation policies applicable to its senior managers, including the executive officers, consist of three major components: salary, annual bonus and long-term incentive compensation.

     BASE SALARY. The Company has established and annually updates salary ranges for each executive officer position. The midpoint of the range for each position is intended to reflect the average base salary for similar positions in similar companies. To determine average base salary for similar positions in similar companies, the Company uses external industry salary surveys of medical device and other technology oriented manufacturers. Where sample sizes are large enough to permit, the Company specifically uses the portion of such surveys related to companies of similar size. Once the midpoint of the range for a given position is established or updated, the range minimum is set to 80% and the range maximum is set to 120% of midpoint.

     Salaries of individual executive officers are reviewed annually in April after the close of the Company's fiscal year. The rate of annual adjustment is based upon the combination of two factors: (1) where the individuals compensation is within the relevant range (i.e., lower third, middle third, or upper third); and (2) the individual's performance appraisal. For example, a combination of lower position in range and higher performance leads to higher annual adjustments and vice versa.

     Mr. Dole, the Chief Executive Officer, recommends such salaries for all executive officers, except for himself, to the Compensation Committee and the Compensation Committee then finally establishes such salaries annually. The Compensation Committee annually recommends to the Board of Directors adjustments in the salary of the Chief Executive Officer and the Board approves or rejects this recommendation.

     In April 1995, upon the recommendation of senior management, the Committee and the Board deferred consideration of any salary increases for Mr. Dole and the other four executive officers named in the Summary Compensation Table until April 1996, except for a 4% merit increase to Mr. Rankin in connection with his promotion to Senior Vice President. The current base salary of Mr. Dole, who has been Chief Executive Officer of the Company for 15 years and Chairman of the Board for nine years, is above the relevant range midpoint, but within the middle third of the range.

     ANNUAL BONUS. The Company paid no bonuses to executive officers for fiscal '95. Effective with respect to fiscal '96, executive officers' bonuses are tied 100% to Company annual financial performance. Bonuses, if otherwise earned by the Company's financial performance, will be paid only to the extent that they can be paid out of earnings in excess of $2.00 per share before any extraordinary charges. Under the Company's bonus plan, an individual bonus cannot exceed the individual participant's base salary. The measure of annual financial performance used is pre-bonus, after-tax return on average assets employed (ROA), excluding such extraordinary items that the Chief Executive Officer may recommend and the Compensation Committee may approve. For those officers with major business unit responsibility, the annual financial performance element of the bonus calculation is, in turn, based 60% on the ROA of the major business unit and 40% on the ROA of the Company. Company and major business unit ROA schedules are established and communicated prospectively each year. Bonus potential as a percentage of base salary is also established for and communicated to each officer prospectively each year.

     Mr. Dole's annual bonus as a percentage of his base salary has fluctuated from 15.0% in 1991, to 90.0% in fiscal '93, to 14.8% in fiscal '94, to zero in fiscal '95. Similarly, the annual bonus as a percentage of base salary for three of the other four executive officers named in the Summary Compensation Table taken as a group has fluctuated from 14.0% in 1991, to 63.2% in fiscal '93, to 18.3% in fiscal '94, to zero in fiscal '95. Mr. Rankins fiscal '94 bonus was fixed at an agreed minimum amount under the terms of his employment in April of 1993. Almost all of these fluctuations were due to differences in Company and major business unit annual financial performance.

     LONG-TERM INCENTIVE COMPENSATION. The third major component of the officers' compensation consists of stock options and awards of restricted stock. Whereas the annual bonus plan is designed primarily to link cash compensation to near-term financial performance, the primary purpose of granting stock options and awards is to link the non-cash compensation of the executive officers and other participating employees with the long-term interests of the stockholders. For all executive officers named above and for most other participating employees, the Committee has been using stock options, and, on occasion, grants of restricted stock, to achieve this link. Options are issued at 100% of fair market value so that officers and other participating employees will benefit only when the price of stock increases for the benefit of all stockholders of the Company.

     The Committee awarded stock options to 156 of its employees in April 1995, including options for 30,000 shares to Mr. Dole and options for 36,000 shares to the other four executive officers named above, taken as a group. The grants to Mr. Dole and to the other executive officers reflect the Committee's desire to focus them on maximizing shareholder value over the long-term and the potential they have to do so. The Committee has established target-level guidelines for stock options for various other levels of management based upon the individual's performance and potential to improve shareholder value, as recommended by the Chief Executive Officer.

     The Omnibus Budget Reconciliation Act of 1993 generally disallows deductibility of executive compensation paid to the Chief Executive Officer and the four other most highly compensated executives of public companies in excess of $1,000,000 for any year. Because current compensation levels fall significantly below that amount, the Committee has not yet adopted a policy with respect to this limitation.

     Charles A. Duboc  Andre F. Marion  Thomas A. McDonnell  Daniel C. Weary

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee during the fiscal year '95, was composed of Mr. Charles Duboc, Mr. Andre F. Marion, Mr. Thomas A. McDonnell and Mr. Daniel C. Weary. Mr. Weary is Secretary of the Company and is a member of the law firm of Blackwell Sanders Matheny Weary & Lombardi L.C., retained by the Company as general counsel.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company are compensated with a retainer fee of $13,000 per annum plus $3,000 per annum for serving as a member on each committee, plus an additional $1,000 per committee membership if the director serves as chairman. Separate fees for attendance at meetings of the Board and committees are not paid. Directors are eligible for group term life insurance of $50,000 paid for by the Company.

     The Company also maintains a retirement plan for non-employee directors that provides for payments to a retiring director who has completed a minimum of five years of continuous service and attained the age of 60. Such payments will equal the larger of the annual retainer currently in effect at the time of retirement or the highest average annual retainer and committee fees paid to such director during the three immediately preceding years. The payment will be reduced by 10% per year for each year of service less than ten years.

RETIREMENT BENEFITS

     The Company maintains a qualified defined benefit pension plan for virtually all U.S. employees, the Restated Puritan-Bennett Pension Plan (the "Retirement Plan") in which Messrs. Dole, Morrow, Doyle, Jones and Rankin are participants. The Company also maintains a nonqualified supplemental pension plan, the Puritan-Bennett Corporation Pension Benefit Make Up Plan (the "Make Up Plan"), which provides benefits that would otherwise be denied participants in the Retirement Plan by reason of certain Internal Revenue Code limitations on qualified plan benefits. Messrs. Dole, Morrow, Doyle, Jones and Rankin are participants in the Make Up Plan.

     The following table shows the estimated annual pension benefits payable to employees, including Messrs. Doyle, Jones and Rankin, upon retirement at age 65, in various remuneration and years-of-service classifications assuming the election of a retirement benefit payable as a straight life annuity under the Retirement Plan and the Make Up Plan.

                               YEARS OF SERVICE
Remuneration  10 Years  15 Years  20 Years  25 Years  30 or more Years
- - ------------  --------  --------  --------  --------  ----------------
$100,000      $14,625   $ 21,938  $ 29,250  $ 36,563      $ 43,895
 200,000       32,625     48,938    65,250    81,563        97,875
 300,000       50,625     75,938   101,250   126,563       151,875
 400,000       68,625    102,938   137,250   171,563       205,875
 500,000       86,625    129,938   173,250   216,563       259,875

     In addition to the Retirement Plan and the Make Up Plan, other supplemental retirement benefits are payable to Messrs. Dole and Morrow, upon retirement at age 65, so that each would receive combined annual retirement benefits equal to 60% of the remuneration set forth in the table above, based upon their years of service.

     Covered compensation includes salary, bonus (both as reported in the Summary Compensation Table) and other amounts reported on Treasury Form W-2 plus elective contributions under 401(k) and cafeteria plans and excludes all reimbursement or other expense allowances, fringe benefits, moving expenses and deferred compensation.

     The compensation for the 12 months ended December 31, 1994, covered by the plans for the persons named in the Summary Compensation Table was: Mr. Dole, $386,758; Mr. Morrow, $256,134; Mr. Doyle, $205,482; Mr. Jones, $226,843 and Mr.
Rankin, $187,274.

     Those executive officers named in the Summary Compensation Table have years of credited service under the plans as follows: Mr. Dole (15), Mr. Morrow (16), Mr. Doyle (11), Mr. Jones (21) and Mr. Rankin (2). The above annual pension benefits are not subject to any deduction for Social Security or other offset amounts.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has a five-year employment agreement with its President, Burton
A. Dole Jr. which is automatically extended for an additional one-year period on each anniversary date of his employment. In the discretion of the Board of Directors, the minimum annual compensation may be increased during the term of the agreement. The amounts paid to Mr. Dole under this agreement for fiscal '95 are included in the Summary Compensation Table above. The minimum annual compensation under this agreement is currently $340,000. In addition, the Company is obligated to pay Mr. Dole, in 90 installments, upon his termination without cause, or upon his election to terminate the agreement in the event that the Company participates in a merger or consolidation wherein it is not the surviving corporation or in the event that the Company liquidates, dissolves or disposes of substantially all of its assets, an amount equal to four to five years' compensation at the minimum annual rate then in effect. Further, Mr. Dole has the option to terminate the agreement if any other corporation, person, entity or group thereof acting in concert shall acquire control of 50% or more of the voting stock of the Company, in which event the Company will be obligated to pay Mr. Dole, in 54 installments, an amount equal to three years' compensation at the minimum annual rate then in effect. In the event of Mr. Dole's death prior to the effective date of any termination of his employment, the Company will be obligated to pay Mr. Doles estate, in 36 monthly installments, an amount equal to two years' compensation at the minimum annual rate then in effect.

     The Company has employment agreements with its Executive Vice President, John H. Morrow, and its Senior Vice Presidents, Robert L. Doyle, Thomas E. Jones and Alexander R. Rankin, which are substantially similar to each other. These agreements provide for minimum base salaries and target bonus percentages as follows: (i) for Mr. Morrow, a salary of $230,000 and a target bonus of 40% of salary; (ii) for Mr. Doyle, a salary of $195,000 and a target bonus of 35% of salary; (iii) for Mr. Jones, a salary of $185,000 and a target bonus of 35% of salary; and (iv) for Mr. Rankin, a salary of $180,000 and a target bonus of 35% of salary. Actual bonuses may be higher or lower than the target bonus, based on the Company's financial performance. See "Compensation Committee Report on Executive Compensation," above. The agreements continue until written notice of termination is delivered by the Company or the executive.

     Under these agreements, if an executive is terminated without "cause" or resigns for "good reason" (as defined) prior to the executive's normal retirement date, (1) all stock options will vest, (2) during any period when the executive is receiving severance payments from the Company, the executive will be bound by a noncompete obligation and (3) the Company will be required to (a) provide severance payments to the executive for a period of up to two to three years, (b) pay the executive's prorated bonus for that year, (c) pay the executive the market value of any unvested restricted stock held by the executive and (d) provide certain "COBRA" health insurance continuation benefits; provided that if such termination or resignation occurs within two years following a "change in control" (as defined below), (i) the present value of the executive's severance payments will be payable in a lump sum (except in the case of Mr. Morrow) and (ii) the executive's noncompete obligations will terminate (except in the case of Mr. Morrow, whose noncompete obligations will continue during any period in which he is receiving severance payments from the Company). All benefits under these agreements will be reduced or deferred as necessary to be exempt from the excise tax and the nondeductibility provisions imposed by the Internal Revenue Code on certain change of control payments and executive compensation.

     For purposes of these agreements, a "change in control" is deemed to have occurred (i) if someone acquires 50% or more of the Company's then outstanding voting securities, (ii) if there is a change of a majority of the directors since the date of these agreements, (iii) upon the approval by the stockholders of the Company of a reorganization, merger, consolidation (if stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated Company's then outstanding voting securities), liquidation, dissolution or sale of all or substantially all of the assets of the Company, or (iv) the occurrence of any other event which the Board of Directors determines is a change in control.

     The Company also has agreements with each of Messrs. Dole and Morrow, which provide certain rights to supplemental retirement benefits in addition to those under the Retirement Plan and the Make Up Plan. See "Retirement Benefits," above. Under these agreements, if (i) Mr. Dole or Mr. Morrow is terminated without "cause" or resigns for "good reason" (as defined) and (ii) in the case of Mr. Dole only, such termination or resignation occurs within two years following a "change in control" (generally, as described above), he will receive a supplemental retirement benefit equal to the benefit that he would have been entitled to receive otherwise upon a termination of employment at age 65. In the case of Mr. Dole, the Company will be required to provide certain "COBRA" health insurance continuation benefits upon any termination without cause or resignation for good reason. In addition, all benefits under the agreement with Mr. Dole will be reduced or deferred as necessary to be exempt from the excise tax and the nondeductibility provisions imposed by the Internal Revenue Code on certain change of control payments and executive compensation. The agreement for Mr. Morrow also provides for additional noncompetition obligations on the part of Mr. Morrow, and generally defers the payment of the supplemental retirement benefits to Mr. Morrow until the later of age 55 or the lapse of severance benefits under his agreement.

INDEBTEDNESS OF MANAGEMENT

     During fiscal '95, the Company had outstanding to Robert Doyle, an executive officer of the Company, a 17-year mortgage loan in an amount of $178,995, bearing contingent interest equal to 19.16% of the net appreciated value of the mortgaged property, that is due and owing to the Company upon the occurrence of any one of certain events described in the loan note, including the sale or transfer of the property encumbered. This loan enabled Mr. Doyle to purchase a personal residence necessitated by his relocation, at the Company's request, during 1989 to an area of the country that was experiencing at the time unusually high real estate values. In addition, Mr. Doyle had an outstanding demand loan during fiscal '95 of $30,000, bearing interest at 7% per year, for personal purposes. This loan was repaid by the end of the year. In connection with a subsequent relocation, Mr. Doyle is now leasing his former residence in California to the Company for two years at $2,500 per month.

SECURITY OWNERSHIP OF MANAGEMENT

     The following information is given as to the beneficial ownership of shares of Common Stock of the Company by the executive officers named in the Summary Compensation Table above, by all of the directors and by all of the executive officers and directors as a group as of April 24, 1995.

Name                                 No. of Shares/1/   Percent of Class*
- - ----                                 ----------------   -----------------
BURTON A. DOLE JR. /1/,/2/..........    227,236              1.8
JOHN H. MORROW /1/,/3/..............    100,237
ROBERT L. DOYLE JR. /1/,/4/.........     31,808
THOMAS E. JONES /1/,/5/.............     49,745
ALEXANDER R. RANKIN /1/,/6/.........      8,728
ANDRE F. MARION /1/.................        200
C. PHILIP LARSON JR., M.D./1/.......      1,150
CHARLES A. DUBOC /1/................      4,000
FRANK P. WILTON /1/.................      1,100
DANIEL C. WEARY /1/.................     21,000
THOMAS A. MCDONNELL /1/.............      2,500
ALL DIRECTORS AND
EXECUTIVE OFFICERS AS A GROUP/7/....    481,589              3.7

- - ----------
* Percentages are omitted for persons who have less than 1% of the shares outstanding.

/1/ Beneficial owner indicated has sole voting and investment power except that
    C. Philip Larson Jr., M.D. shares voting and investment power with respect to his shares. In addition, shares credited to officers in the Retirement Savings & Stock Ownership Plan are included in the table as of March 31, 1995. Additional shares may have been accumulated since that date and participants in that Plan do not have investment power over all of the shares credited to their accounts. Beneficial ownership of shares held by the immediate families or family trusts of the executive officers and directors has been, or is being, specifically disclaimed by certain nominees, directors and officers in ownership reports filed with the Securities and Exchange Commission ("SEC").

/2/ Includes 150,382 shares held under options exercisable within 60 days and 11,250 shares of restricted stock.

/3/ Includes 71,835 shares held under options exercisable within 60 days and 5,625 shares of restricted stock.

/4/ Includes 21,812 shares held under options exercisable within 60 days and 2,813 shares of restricted stock.

/5/ Includes 28,359 shares held under options exercisable within 60 days and 3,000 shares of restricted stock.

/6/ Includes 4,395 shares held under options exercisable within 60 days and 2,625 shares of restricted stock.

/7/ Includes 303,633 shares held under options exercisable within 60 days and 26,250 shares of restricted stock.

STOCKHOLDER PROPOSAL

     Kenneth Steiner of 14 Stoner Avenue, Apt. 2M, Great Neck, New York 11021-2100, as owner of 200 shares of Common Stock of the Company, has asked that the following resolution (the "Steiner Proposal"), which he intends to introduce at the Annual Meeting, and the reasons in support of the resolution be set forth in this Proxy Statement:

        "RESOLVED, that the stockholders of Puritan-Bennett
        Corporation (the "Company") recommend that the Board of Directors of the Company immediately commence an auction process to sell the Company to the highest qualified bidder, subject to a minimum bid of $24.50 in cash per share, and that the Board of Directors report to stockholders periodically on the progress of the sale process."

PROPONENT'S SUPPORTING STATEMENT

     "By their response to the recent tender offer for the Company by Thermo Electron Corp., stockholders sent a strong but unheeded message to the Board of Directors to maximize stockholder value through a sale of the Company. In October 1994, Thermo Electron commenced a tender offer for the Company's shares at $24.50 per share. This price offered stockholders a 36% premium over the price of the Company's shares on the day before Thermo Electron's offer to acquire the Company was first announced. Over 70% of the Company's stockholders tendered their shares to Thermo Electron in the offer. The offer was not consummated because the Board of Directors refused to permit satisfaction of necessary conditions to the offer. Despite the overwhelming response to the tender offer, the Board of Directors disparaged the stockholder response to the tender offer and termed it meaningless. The Board neither negotiated with Thermo Electron nor attempted to solicit higher offers for the Company. I believe the tender offer was a referendum on the sale of the Company. This proposal is certainly a referendum on the sale of the Company. A vote FOR the proposal recommending a sale of the Company at a minimum price of $24.50 will express forceful displeasure with the attitude of the Board and send the Board a further, unequivocal message of the stockholder's desire to sell the Company now at the best available price."

THE BOARD OF DIRECTORS OPPOSES THIS RESOLUTION

     The Board of Directors of the Company unanimously believes that the proposed resolution is not in the best interest of the Company and its stockholders for the reasons set forth below:

      . THE BOARD OF DIRECTORS BELIEVES THAT AN "AUCTION" CONDUCTED
        AS CONTEMPLATED BY THE STEINER PROPOSAL COULD CREATE A "FORCED SALE" ATMOSPHERE. Such an atmosphere could tend to have the effect of pressuring the Company into accepting the stated minimum price of $24.50 per share. At a meeting on November 6-7, 1994, the Board of Directors received an opinion from Smith Barney Inc., the Company's financial advisor, that the $24.50 per share offered by Thermo Electron was grossly inadequate from a financial point of view to the stockholders of the Company. The Board believes that the Steiner Proposal, by restricting the range of options available to the Company, could force the Company to negotiate with bidders from a position of weakness. In addition, the uncertainty created by a publicly announced auction could adversely affect the Company's relationships with its customers, suppliers, employees and other constituencies, thus potentially lowering the value of the Company rather than raising it.

      . THE BOARD OF DIRECTORS IS COMMITTED TO MAXIMIZING VALUE FOR
        STOCKHOLDERS. However, a sale of the Company may not be the best way to do so. At the end of fiscal year 1995, the Company took important steps to cut costs, including a work force reduction of nearly 6%, and thereby increased its opportunities for future profitability. Management of the Company has established $2.00 per share as its minimum earnings target for fiscal year 1996 (before any additional charges flowing from Thermo Electron's unsolicited offer or similar matters). This target represents growth of 48% from fiscal year 1995 pre-charge earnings of $1.35 per share. For fiscal year 1996, no cash incentive compensation will be received by the managers of the Company (except for quality and regulatory affairs professionals), unless the Company attains this goal. See "Compensation Committee Report on Executive Compensation -- Annual Bonus," above. In addition, the Company has endeavored to improve the quality of its communications with investors and analysts in order to increase their understanding of the Company's businesses, and the considerable value inherent in the Company.

      . THE BOARD OF DIRECTORS WILL CAREFULLY CONSIDER ANY BONA FIDE
        PROPOSAL FOR THE ACQUISITION OF THE COMPANY. The Boards fiduciary duties do not, however, permit the Board to facilitate a bid that does not reflect the intrinsic value of the Company.

     Stockholders should know: the Company welcomes your input. Management and the Board consider suggestions received from you seriously and carefully. However, for the reasons set forth above, THE BOARD OF DIRECTORS OF THE COMPANY STRONGLY URGES A VOTE AGAINST THE STEINER PROPOSAL.

     The affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting and entitled to vote is required for approval of the Steiner Proposal. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to approval of the Steiner Proposal, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on the Steiner Proposal will have the same legal effect as a vote against such matter. Broker nonvotes will not be considered as present and entitled to vote with respect to the Steiner Proposal and, thus, will have no impact on such matter.

STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     In order to be considered for inclusion in the Company's proxy statement for the Company's Annual Meeting to be held in 1996, stockholder proposals must be received by the Company, the attention of the Secretary, on or prior to January 20, 1996.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by the Company's directors and executive officers. The Company is required to conduct a review and to identify in its proxy statement each director or officer who failed to file any required reports under Section 16 on a timely basis. Based upon that review, the Company has determined that Dr. C. Philip Larson Jr. filed one report relating to one transaction later than required. To the Company's knowledge, all other Section 16 reporting requirements applicable to its directors and executive officers were complied with for fiscal year 1995.

OTHER MATTERS

     The Board of Directors knows of no other matters that may be presented at the Annual Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

     The cost of solicitation of the proxies will be borne by the Company. In addition to solicitation of the proxies by use of the mails, employees of the Company, without extra remuneration, may solicit proxies personally or by telephone. Georgeson & Company Inc. has been retained by management to assist in the solicitation of proxies for a fee of $6,000 plus reimbursement of expenses. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

     Representatives of Ernst & Young LLP, the Company's independent auditors for the fiscal year ended January 31, 1995, are expected to be present at the Annual Meeting of the stockholders with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions. The Company has followed the practice in the past of annually selecting the firm of independent accountants for the current year by action of the Board of Directors upon recommendation by the Audit Committee in the latter part of the fiscal year, and anticipates that such selection will be made for the current year in this manner.

     The Company has been informed by Ernst & Young LLP that no member of the firm has any financial interest, either direct or indirect, in the Company or any of its subsidiaries and that during the past three years no such member has had any connection with the Company or any of its subsidiaries in any capacity other than that of independent auditors.

     Stockholders are requested to fill in, date, sign and return the enclosed Proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the Annual Meeting, you may revoke your Proxy at that time and vote in person if you so desire, otherwise your Proxy will be voted for you.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                         BURTON A. DOLE JR.
                                         Chairman, President and
                                         Chief Executive Officer

DANIEL C. WEARY
Secretary

Overland Park, Kansas
May 19, 1995

PURITAN-BENNETT CORPORATION
9401 Indian Creek Parkway
P.O.Box 25905
Overland Park, Kansas
66225-5905                       PROXY
- - --------------------------------------


            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Burton A. Dole Jr. and Daniel C. Weary as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Puritan-Bennett Corporation that the undersigned is entitled to vote at the annual meeting of the stockholders to be held on June 20, 1995, or any adjournment or postponement thereof. Receipt of the Notice of Meeting and Proxy Statement is hereby acknowledged. This proxy revokes all prior proxies given by the undersigned.

The Board of Directors recommends a vote FOR election of all nominees

1.  ELECTION OF DIRECTORS, NOMINEES:  Thomas A. McDonnell
        C. Philip Larson Jr., M.D.

        FOR all nominees [_]     WITHHOLD AUTHORITY to vote for all nominees [_]

             FOR, except vote withheld from the following nominee:

             ----------------------------------------------------

The Board of Directors recommends a vote AGAINST the Steiner Stockholder
Proposal

2.  Steiner Stockholder Proposal:       FOR [_]    AGAINST [_]    ABSTAIN [_]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and all matters incident to the conduct of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED AND AGAINST THE STEINER STOCKHOLDER PROPOSAL.


                                    Dated
                                         ---------------------------------------

                                    --------------------------------------------
                                    Signature

                                    --------------------------------------------
                                    Signature if held jointly

                                    Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                    Please Mark, Sign, Date and Return the Proxy
                                    Card Promptly Using the Enclosed Envelope.

                               GRAPHICS APPENDIX

1. Page 10 of the Proxy Statement contains a graph comparing the cumulative shareholder return on the Common Stock of the Company for the last five years with the cumulative total return on the S&P 500 Index and the S&P Medical Products and Supplies Index. Page 10 of the Proxy Statement also contains a graph comparing the cumulative shareholder return on the Common Stock of the Company for the last 10 years with the cumulative total return on the S&P 500 Index and the S&P Medical Products and Supplies Index.

2. Page 3 of the Proxy Statement contains photographs of each of the two nominees for election as directors at the Company's 1995 Annual Meeting of Stockholders, and pages 4, 5, and 6 contain photographs of each of the other 5 directors of the Company.